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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 April 21, 2003
                Date of Report (Date of earliest event reported)

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
             (Exact name of Registrant as Specified in its Charter)

                                   New Jersey
                 (State or Other Jurisdiction of Incorporation)

                001-16197                       22-3537895
           (Commission File Number) (IRS Employer Identification No.)

                   158 Route 206, Gladstone, New Jersey 07934
                    (Address of principal executive offices)

                                 (908) 234-0700
              (Registrant's telephone number, including area code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

          Exhibit No.                          Title
          -----------                          -----

            99.1               Press Release dated April 21, 2003.

Items 9 and 12.

The following information is disclosed pursuant to Item 12 on Form 8-K:

On April 21, 2003, Peapack-Gladstone Financial Corporation issued a press release reporting earnings and other financial results for its first quarter of 2003, which ended March 31, 2003. A copy of the press release is attached as
Exhibit 99.1.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         PEAPACK-GLADSTONE FINANCIAL CORPORATION

Dated: April 22, 2003                    By:
                                             -------------------------------
                                             Arthur F. Birmingham
                                             Executive Vice President and
                                             Chief Financial Officer



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Contact:

Arthur F. Birmingham
Peapack-Gladstone Financial Corporation
T:  908-719-4308


                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
             REPORTS 10 PERCENT INCREASE IN FIRST QUARTER NET INCOME

GLADSTONE, N.J.--(BUSINESS WIRE)--April 21, 2003 - Peapack-Gladstone Financial Corporation (AMEX:PGC) today reported net income of $3.3 million for the quarter ended March 31, 2003, an increase of $299 thousand or 10.1 percent over the $3.0 million reported for the same quarter of 2002. Net income per diluted share was $0.47 for the first quarter of 2003 compared to $0.44 for the first quarter of 2002, an increase of 6.8 percent. Return on average assets ("ROA") was 1.51 percent and annualized return on average equity ("ROE") was 16.64 percent for the year to date 2003.

     Frank A. Kissel, Chairman and CEO, stated, "Despite the historically low interest rates and continued margin compression, we posted strong earnings in the first quarter of 2003. Deposits continued to grow this quarter, rising 17.9 percent over last year and the book value of trust assets under management by PGB Trust and Investments reached $1.0 billion, an increase of 11.2 percent over March 31, 2002 levels. Our staff remains committed to customer service and we see the benefits of that commitment in strong growth in both the bank and PGB Trust and Investments."

 EARNINGS

 Net Interest Income

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     Net interest  income rose 2.7 percent to $7.9 million in the first  quarter of 2003 as compared to $7.7 million in the first quarter of 2002. Net interest income also rose 1.1 percent from $7.8 million in the fourth quarter of 2002. Net interest margin, on a fully tax equivalent basis, decreased to 3.95 percent from 4.57 percent in the first quarter of 2002 and 3.97 percent in the fourth quarter of 2002. The yield on interest earning assets declined 116 basis points from 6.43 percent in the first quarter of 2002 to 5.27 percent in the first quarter of 2003. This decline is a result of the continuing lower interest rate environment as the Federal Reserve lowered interest rates several times.

     Investment securities increased to $403.1 million on average, or 69.0 percent, as compared to March 31, 2002. The liquidity from strong deposit growth continues to be deployed into short and intermediate term securities. Total loans declined $17.7 million or 4.2 percent to $403.1 million on average for the quarter ended March 31, 2003 from $419.2 million on average for the quarter ended March 31, 2002. This decline was due to higher levels of residential mortgage pay-offs resulting from falling interest rates.

     At March 31, 2003, total deposits grew to an average of $769.6 million from an average of $642.1 million at March 31, 2002, an increase of $127.5 million or
19.9 percent. The cost of funds fell to 1.38 percent in the first quarter of 2003 as compared to 1.83 percent in the first quarter of 2002 and 1.58 percent in the fourth quarter of 2002.

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Other Income

     Other income before gains on securities sales and trust fee income rose 4.6 percent to $841 thousand for the first quarter of 2003 from $804 thousand for the first quarter of 2002. This increase was primarily due to additions to cash surrender value of Bank Owned Life Insurance and higher other non-interest income. Net securities gains for the first quarter 2003 were $273 thousand as compared to $17 thousand for the first quarter of 2002.


     Trust fee income generated by PGB Trust and Investments rose $297 thousand or 25.9 percent to $1.4 million for the quarter ended March 31, 2003 as compared to $1.1 million for the same period in 2002.

Other Expense

     For the first quarter of 2003, other expenses totaled $5.5 million, an increase of $351 thousand or 6.8 percent over the $5.1 million reported for the first quarter of 2002. Higher salary and benefit costs and premises and equipment expense relating to new branch locations and business expansion are the primary reason for the increase in other expenses. The efficiency ratio was
53.74 percent for the quarter ended March 31, 2003 as compared to 53.13 percent for the same period in 2002.

ASSET QUALITY

     Non-performing loans totaled $188 thousand or 0.05 percent of total loans at March 31, 2003 as compared to $433 thousand or 0.10 percent at March 31, 2002. The allowance for loan losses was $5.0 million or 1.25 percent of total loans at March 31, 2003 as compared to $4.2 million or 0.99 percent of total

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loans at March 31, 2002.  Net  recoveries  of $35 thousand  were recorded in the first quarter of 2003 as compared to $22 thousand of charge-offs in the first quarter of 2002.

CAPITAL

     Shareholders' equity totaled $79.4 million at March 31, 2003, an increase of $15.3 million or 23.8 percent over the $64.1 million reported at March 31, 2002. The Corporation's leverage ratio, tier 1 and total risk based capital ratios at March 31, 2003 were 8.62 percent, 20.04 percent and 21.38 percent, respectively.

     Peapack-Gladstone Financial Corporation, headquartered in Peapack-Gladstone, New Jersey, and listed on the American Stock Exchange under the symbol "PGC", is the holding company for the Peapack-Gladstone Bank. Peapack-Gladstone Bank, a community bank, was established in 1921, and has 17 branches in Somerset, Hunterdon and Morris Counties. Its Trust Division, PGB Trust and Investments, with $1.2 billion in assets at market value under management at March 31, 2003, operates at the Bank's main office located at 190 Main Street in Gladstone, New Jersey. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
---------------


The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results

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to differ materially from such  forward-looking  statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.


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                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                    UNAUDITED
                (Dollars in Thousands, Except Per Share Amounts)

                                                         At or For The Three Months Ended
                                                                    March 31,
                                                              2003           2002
                                                         ------------------------------
Income Statement Data:
        Interest income                                    $    10,602     $  10,690
        Interest expense                                         2,684         2,981
        Net interest income                                      7,918         7,709
        Provision for loan losses                                  150           199
        Net interest income after
           provision for loan losses                             7,768         7,510
        Other income                                               841           804
        Securities Gains                                           273            17
        Trust Fees                                               1,443         1,146
        Other expense                                            5,483         5,132
        Income before income taxes                               4,842         4,345
        Income tax expense                                       1,582         1,384
        Net income                                         $     3,260       $ 2,961

Balance Sheet Data:
        Total assets                                       $   897,280     $ 754,879
        Federal funds sold                                      13,928         7,841
        Short-term investments                                     698           472
        Securities held to maturity                            162,912        60,030
        Securities available for sale                          263,172       214,572
        Loans                                                  400,063       426,029
        Allowance for Loan Losses                                4,983         4,200
        Deposits                                               797,495       676,556
        Borrowings                                              11,000         5,000
        Shareholders' equity                                    79,395        64,142

Trust Department Assets (book value, not included above)     1,018,924     $ 915,995

Average Balance Sheet Data:
        Total Assets                                       $   864,843     $ 721,284
        Earning Assets                                         814,344       676,275
        Loans, net                                             396,591       415,069
        Interest-Bearing Deposits                              645,677       530,384
        Demand Deposits                                        123,946       111,718
        Borrowings                                               8,368         8,033
        Shareholders' equity                                    78,351        64,637

Performance Ratios:
        Return on average assets                                  1.51%         1.64%
        Return on average equity                                 16.64         18.32

Efficiency Ratio                                                 53.74%        53.13%

Net Interest Margin
        (Taxable Equivalent Basis)                                3.95%         4.57%


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


                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                    UNAUDITED
                (Dollars in Thousands, Except Per Share Amounts)


Asset Quality:
        Loans past due over 90 days and still accruing     $        15     $     216
        Non-accrual loans                                          173           217
        Net recoveries/(charge-offs)                                35           (22)
        Allowance for loan losses
           to total loans                                         1.25%         0.99%

Per Share Data: (1)
        Earnings per share (Basic)                         $      0.49     $    0.44
        Earnings per share (Diluted)                              0.47          0.44
        Book Value per share                                     11.84          9.62



Capital Adequacy:
        Tier I Leverage                                           8.62%         8.92%
        Tier I Capital to Risk-Weighted Assets                   20.04         18.98
        Tier I & Tier II Capital to Risk-Weighted Assets         21.38         20.21

(1)  Restated for the 2 for 1 stock split declared September 12, 2002.
